Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

FOURTH QUARTER HIGHLIGHTS (PERCENT CHANGE 2008 VS. 2007):

•                  Increased cash by $87M during the fourth quarter, to $206M at December 31, 2008

•                  Adjusted pre-tax income slightly positive before impairments, compared to prior year $7M loss

•                  Net loss of $79M includes $110M pre-tax impairments, partially offset by $30M of net tax benefits after deferred tax valuation allowance

•                  Reduced fourth quarter general and administrative expenses by 47%

•                  Reduced community count to 178 at year-end from 207 at September 30, 2008

FULL YEAR HIGHLIGHTS (PERCENT CHANGE 2008 VS. 2007):

•                  Generated $200M cash flow from operations, paid off all bank debt, raised $83M in equity offering

•                  Recognized tax losses resulting in anticipated $112M tax refund in early 2009

•                  Reduced spec inventory by 31% to 768 or 4.3 homes per community

•                  Reduced lot supply by 39% to 15,802, approximately 2.8 years inventory (on ttm closings)

•                  Reduced full year general & administrative expenses by 36%, in line with decreases in home closing and total revenue

•                  Reduced net debt-to-capital ratio at December 31 to 45% in 2008, from 49% in 2007

•                  Introduced more affordable homes with lower construction costs to improve profitability

Scottsdale, Arizona (January 28, 2008) – Meritage Homes Corporation (NYSE: MTH) today announced fourth quarter and full year results for the periods ended December 31, 2008.

Summary Operating Results (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	%Chg	2008	2007	%Chg
Homes closed (units)	1,488	2,139	-30%	5,627	7,687	-27%
Home closing revenue	$387	$616	-37%	$1,505	$2,334	-36%
Sales orders (units)	500	1,048	-52%	4,620	6,290	-27%
Sales order value	$112	$272	-59%	$1,173	$1,804	-35%
Ending backlog (units)				1,281	2,288	-44%
Ending backlog value				$338	$670	-50%
Net loss (including impairments)	$(79)	$(129)	39%	$(292)	$(289)	-1%
Adjusted pre-tax (loss)/income* (excluding impairments)	1	(7)	n/a	(11)	75	n/a
Diluted EPS (including impairments)	$(2.58)	$(4.91)	47%	$(9.95)	$(11.01)	10%

* see page 6 “Operating Results” for non-GAAP reconciliation between net loss and adjusted pre-tax income/(loss)

Increase in cash and cash flow from home closings

Meritage increased its cash balance by $87 million during the fourth quarter 2008, to end the year with $206 million in cash, no borrowings outstanding under its credit facility and $270 million available to borrow under the facility. By comparison, the Company reported $28 million in cash, $82 million borrowed and $375 million available under its credit facility one year earlier at December 31, 2007.

The Company generated $94 million positive cash flow from operations during its fourth quarter, bringing the 2008 total to approximately $200 million.

“As anticipated, we generated a significant amount of additional cash, increasing our cash position by more than 70% during the last three months of 2008. And we expect to collect approximately $112 million of tax refunds in the first part of 2009 for tax losses we realized this year,” said Steven J. Hilton, chairman and CEO of Meritage. “We further strengthened our balance sheet during 2008 to better weather this recession.”

Cost reductions in construction and overhead help offset revenue decline

Fourth quarter 2008 home closing revenue declined 37% from the prior year, due to 30% lower closings coupled with a 10% year-over-year decline in average sale prices – from $287,800 in the fourth quarter of 2007 to $259,800 in the fourth quarter of 2008.

Fourth quarter gross margin including impairments was a negative 12.1% in 2008, compared to a negative 3.9% in the prior year. Gross margins excluding real estate-related impairments of $109 million improved to 13.9% in the fourth quarter 2008, from 12.7% in the previous quarter and 11.6% in the fourth quarter 2007. The margin improvement was due to construction cost savings and the effect of previous impairments, which lowered the cost basis of homes closed.

“We have significantly reduced our costs to build, by re-designing existing home plans, introducing new plans and re-negotiating construction contracts in order to make our homes more affordable and attract buyers in lower price ranges,” said Mr. Hilton. “We’ve been able to reduce the base cost of our homes in many communities by 30% or more, combining a lower cost per square foot with more efficient square footages, while allowing our customers to choose additional features to suit their own style and budget. More than half of our active communities outside of Texas were redesigned in the latter months of 2008, and we anticipate redesigning many of our remaining communities in 2009, to make our homes more competitive with existing home inventories.”

As sales and closings declined, Meritage also reduced overhead costs, keeping them in line with lower revenue. Fourth quarter general and administrative expenses were 47% lower than the prior year, on 35% lower total revenue. As a result, these expenses declined to 3.9% of total revenue in the fourth quarter 2008, compared to 4.8% in the fourth quarter 2007.

Further impairments result in losses

Meritage reported a net loss of $79 million for the fourth quarter of 2008, largely due to pre-tax real estate-related and joint venture impairments of $109 million, plus $1 million impairment of intangible assets, partially offset by a $30 million net tax benefit. By comparison, the net loss of $129 million reported for the fourth quarter of 2007 included $130 million of pre-tax real estate-related and joint venture charges, plus an additional $58 million pre-tax charge to impair goodwill and intangible assets. Excluding those and other primarily non-cash charges in 2007, Meritage operated slightly above break-even for the fourth quarter 2008, compared to a $7 million pre-tax loss for the fourth quarter of 2007.

“Economic conditions in the fourth quarter of 2008 were the worst we’ve experienced to date,” said Mr. Hilton. “We reduced our number of active communities by 14% during the quarter, which we expect to result in future overhead savings, and ended the quarter with 178 actively selling communities, down from 207 at the beginning of the period.”

Impairments on land sold or held for sale accounted for $23 million of the total fourth quarter 2008 real estate-related charges recognized during the quarter.  Four property sales generated $12 million of those impairments, but together with prior impairments accounted for $47 million of the tax losses realized during the quarter.  Additional impairments in the quarter included $49 million of option terminations, $32 million related to continuing projects and $5 million related to joint venture impairments. Geographically, $44 million of the total was attributable to California, mainly from two large option terminations and one bulk land sale. In addition, option terminations and lot sales in Texas made up most of the $36 million of that region’s total real estate-related charges in the fourth quarter of 2008.

“Due to further weakening in our markets, we made strategic decisions to cancel options and sell lots in certain marginal projects,” Mr. Hilton explained. “Those actions accounted for approximately $67 million of the total impairments in the fourth quarter, which allowed us to realize approximately $106 million of corresponding tax losses. As a result, our total expected 2009 tax refunds increased from our prior quarter estimate, and we now expect to receive a $112 million early refund in 2009. Considering the difficult economic conditions, we believe that taking swift action today regarding lot sales and cancellations of options will limit our future losses, while strengthening our balance sheet.”

Economic crisis reduced sales and increased cancellations

Fourth quarter net orders declined 52% from 2007 to 2008 after a 56% cancellation rate in the quarter, sequentially higher than the 40% cancellation rate in the third quarter of 2008, and above the 47% rate experienced in the fourth quarter of 2007. The total dollar value of sales for the quarter was off 59% year over year, reflecting a further decline of 14% in average selling price. Texas experienced a 61% decline in net orders over the same period in 2007, due to a large number of late-stage cancellations on nearly-completed homes in December, believed to have been caused by buyer anxiety over the financial crisis. Colorado was the sole division to record an increase in sales over the previous year’s final quarter.

“The reverberations from the financial crisis that began in September 2008 impacted all of our markets, and we experienced a substantial decrease in traffic and sales during the fourth quarter, which is also traditionally a slower selling time due to seasonality,” said Mr. Hilton. “One positive sign was that gross sales hit their quarterly low point in November, and have inched up a bit since then and into January.”

Mr. Hilton added, “Texas remains our strongest region due to its relatively strong population and employment growth, as well as housing affordability. Based on our experience in other markets during this downturn, we were swift in taking aggressive actions in Texas as our net sales there fell during the quarter. We closed certain communities, sold some assets and consolidated operations in the region. We’ll continue to be cautious until we are more comfortable with the activity in our Texas Region.”

Full year results

Lower home closings, prices and revenue marked another year of weaker market conditions for homebuilders. Full year 2008 home closing revenue declined 36% from the prior year, as a result of 27% lower closings and a 12% decline in average sale prices.

Meritage reported a full year net loss of $292 million in 2008, including primarily non-cash real estate-related and joint venture charges of $263 million (pre-tax), and $16 million of tax expense, which is comprised of a $119 million deferred tax valuation expense, partially offset by $103 million of tax benefits recorded in 2008. By comparison, the full year net loss of $289 million in 2007 included $398 million of pre-tax real estate-related and joint venture charges, and $130 million of pre-tax charges to impair goodwill.

The Company controlled overhead costs relative to declining revenue, reducing general and administrative expenses by $38 million or 36% from the previous year, to 4.5% of revenue in 2008, in line with 2007. Excluding a $10 million benefit in the second quarter 2008 related to a successful legal settlement, full year general and administrative expenses were $78 million, or 5.1% of full year revenue.

Cancellations increased as the economy weakened, adding to the Company’s inventory of unsold “accidental spec” homes. Yet, Meritage successfully reduced its spec inventory to 768 as of December 31, 2008, from 809 the previous quarter, and 31% lower than December 31, 2007.

Meritage controlled 15,802 lots at December 31, 2008, which was 71% lower than its peak three years earlier, and down from 20,738 at September 30, 2008. Consistent with management’s strategy to reduce risks associated with owning long land positions in depreciating markets, the Company owns 8,750 lots representing a 1.6-year supply (based on trailing twelve months’ closings,) which is one of the lowest in the homebuilding industry.

The Company was in compliance with all covenants under its amended credit facility as of December 31, 2008. Its net debt-to-capital ratio was 45% at December 31, 2008, down from 49% at December 31, 2007. The combined effect of Meritage’s increase in cash, reduction of debt and its $83 million equity offering more than offset its 2008 decrease in stockholders’ equity resulting from net losses during the year.

Summary and future outlook

Mr. Hilton concluded, “2008 marks the end of our third year in this housing recession, which has eliminated many of our competitors and weakened all of our peers. By executing our asset-light option strategy as it was designed, we have managed a lower lot supply and relatively stronger balance sheet than many other homebuilders. We have also built a substantial cash position that should provide greater flexibility for the future. In addition to the $206 million cash we had at the end of 2008, we expect to collect approximately $112 million in tax refunds during the first few months of 2009.

“Current tax law allows for losses to be carried back two years to offset prior years’ income, and we’re at the end of that limit, since 2006 was our last profitable year. If a five-year carryback is adopted as has been proposed, we could reverse much of the $127 million deferred tax valuation allowance we had as of the end of the year. The reversal would increase our book assets at the time a change is adopted, by the amount of deferred tax assets we could realize in 2009 and 2010.

“We fully expect 2009 will be another challenging year, and are not hanging our hopes on ‘rescue packages’ that are out of our control. Having defended our balance sheet well to date, we are focused on minimizing our losses and engineering our return to profitability. We have consolidated operations, reduced overhead and limited purchases in order to preserve cash. In addition, we have redesigned our products – eliminating home plans and communities that didn’t meet current market requirements, introducing new plans or communities that appeal to more buyers, and reducing our costs to allow us to sell homes at lower prices while still earning an acceptable profit.

“Despite lower sales and current market conditions, we expect to generate modest positive cash flow before tax refunds for the full year 2009, before any potential limited land acquisitions. We have reduced our lot supply for the last ten consecutive quarters. At some point, we intend to begin acquiring lots again at what we expect will be greatly reduced prices. However, we are keenly aware of the risks in this environment, and therefore plan to redeploy capital only where we believe we can achieve returns that justify the risks,” concluded Mr. Hilton. “We look forward to better market conditions that will enable us to take advantage of such opportunities.”

Conference call and webcast

The Company will host a conference call to discuss these results on January 29, 2009 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 888-241-0558 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 4:30 p.m. ET, January 29, 2009 on the website noted above, or by dialing 888-566-0885, and referencing passcode 77504325.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating results
Home closing revenue	$386,631	$615,611	$1,505,117	$2,334,141
Land closing revenue	12,944	3,297	17,951	9,453
Total closing revenue	399,575	618,908	1,523,068	2,343,594

Home closing gross (loss)/profit	(25,855)	(12,321)	5,280	25,135
Land closing loss	(22,579)	(11,690)	(42,195)	(12,089)
Total closing gross (loss)/profit	(48,434)	(24,011)	(36,915)	13,046

Commissions and other sales costs	(35,586)	(51,461)	(136,860)	(196,464)
General and administrative expenses (1)	(15,750)	(29,776)	(68,231)	(106,161)
Goodwill and intangible asset impairments	(1,133)	(57,538)	(1,133)	(130,490)
Interest expense	(6,619)	(4,107)	(23,653)	(6,745)
Other loss, net (2)	(1,918)	(30,586)	(9,174)	(29,668)
Loss before income taxes	(109,440)	(197,479)	(275,966)	(456,482)
Benefit/(provision) for income taxes	30,291	68,640	(15,969)	167,631
Net loss	$(79,149)	$(128,839)	$(291,935)	$(288,851)

Loss per share
Basic and Diluted:
Loss per share	$(2.58)	$(4.91)	$(9.95)	$(11.01)

Weighted average shares outstanding	30,695	26,250	29,330	26,225

Non-GAAP Reconciliations:
Total closing gross (loss)/profit	(48,434)	(24,011)	(36,915)	13,046
Add: Real estate-related impairments
Terminated lot options & land held for sale	71,679	60,068	116,618	144,752
Impaired projects	32,257	36,006	120,821	195,606
Adjusted closing gross profit	$55,502	$72,063	$200,524	$353,404

Loss before income taxes	$(109,440)	$(197,479)	$(275,966)	$(456,482)
Add: Real estate-related and JV impairments
Terminated lot options and land sales	71,679	60,068	116,618	144,752
Impaired projects	32,257	36,006	120,821	195,606
Joint venture (JV) impairments	5,242	33,451	26,001	57,940
Fixed asset impairments	—	3,124	—	3,124
Goodwill and intangible asset impairments	1,133	57,538	1,133	130,490
Adjusted income/(loss) before income taxes	$871	$(7,292)	$(11,393)	$75,430

(1)       General and administrative expenses for the year ended December 31, 2008 include a $10.2 million benefit related to a successful legal settlement for the fiscal year ended December 31, 2008 and $10.9 million related to a non-cash stock option tender expense in the three months and year ended December 31, 2007.

(2)       Other loss is net of the Joint Venture (JV) impairments shown in the “Non-GAAP reconciliations” section.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
EBITDA reconciliation: (1)
Net loss	$(79,149)	$(128,839)	$(291,935)	$(288,851)
(Benefit)/provision for income taxes	(30,291)	(68,640)	15,969	(167,631)
Interest amortized to cost of sales & interest expense	18,782	18,349	59,618	48,994
Depreciation and amortization	5,884	4,362	15,669	17,818
EBITDA	$(84,774)	$(174,768)	$(200,679)	$(389,670)
Add back:
Real estate-related impairments	109,178	129,525	263,440	398,298
Fixed asset impairments	—	3,124	—	3,124
Goodwill and intangible asset impairments	1,133	57,538	1,133	130,490
Adjusted EBITDA	$25,537	$15,419	$63,894	$142,242

Interest coverage ratio: (2)
Adjusted EBITDA			$63,894	$142,242
Interest incurred			49,258	62,176
Interest coverage ratio			1.3	2.3

Net debt-to-capital: (3)
Notes payable and other borrowings			$628,968	$729,875
Less: cash and cash equivalents			(205,923)	$(27,677)
Net debt			423,045	702,198
Stockholders’ equity			527,206	730,164
Capital			950,251	1,432,362
Net debt-to-capital			44.5%	49.0%

(1) EBITDA and adjusted EBITDA are non-GAAP financial measures representing net income/(loss) before interest amortized to cost of sales and interest expense, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure. EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures. These measures as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(2) Interest coverage ratio is calculated as the trailing four quarters’ Adjusted EBITDA divided by the trailing four quarters’ interest incurred. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$205,923	$27,677
Income tax receivables	111,508	67,424
Other receivables	31,046	56,079
Real estate (1)	859,305	1,267,879
Investments in unconsolidated entities	17,288	26,563
Deferred tax asset, net	—	139,057
Option deposits	51,658	87,191
Other assets	49,521	76,511
Total assets	$1,326,249	$1,748,381

Liabilities:
Senior notes	478,968	478,802
Senior subordinated notes	150,000	150,000
Credit facility	—	82,000
Other borrowings	—	19,073
Accounts payable, accrued liabilities, homebuyer deposits, and other liabilities	170,075	288,342
Total liabilities	799,043	1,018,217
Total equity	527,206	730,164
Total liabilities & equity	$1,326,249	$1,748,381

(1) Real estate consists of the following:
Homes under contract under construction	$170,347	$327,416
Finished homesites/under development	455,048	596,752
Unsold homes, completed and under construction	158,378	236,099
Model homes	48,608	61,172
Model home lease program	—	19,073
Land held for development or sale	26,924	27,367
Total real estate	$859,305	$1,267,879

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(in thousands)

	Years Ended December 31,
	2008	2007

Operating results

Net loss	$(291,935)	$(288,851)
Real estate-related impairments	237,439	340,358
Goodwill and intangible asset impairments	1,133	130,490
Decrease/(increase) in deferred taxes	20,494	(112,295)
Deferred tax valuation allowance	118,563	—
Equity in losses from JVs and distributions of JV earnings, net	27,087	56,158
Decrease in real estate and deposits, net	211,404	41,812
Other operating activities	(124,356)	(188,285)
Net cash provided by/(used in) operating activities	199,829	(20,613)

Cash used in investing activities	(23,263)	(9,677)

Net repayments under Credit Facility	(82,000)	(144,500)
Proceeds from issuance of senior subordinated notes, net	—	144,572
Proceeds from issuance of common stock, net	82,772	—
Other financing activities	908	1,185

Net cash provided by financing activities	1,680	1,257

Net increase/(decrease) in cash	178,246	(29,033)
Beginning cash and cash equivalents	27,677	56,710
Ending cash and cash equivalents	$205,923	$27,677

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	For the Three Months Ended December 31,
	2008		2007
	Homes	Value	Homes	Value
Homes Closed:
California	125	$54,435	277	$114,840
Nevada	42	10,560	87	27,094
West Region	167	64,995	364	141,934

Arizona	312	66,552	489	145,264
Texas	906	223,201	1,140	283,568
Colorado	44	14,890	35	13,927
Central Region	1,262	304,643	1,664	442,759

Florida	59	16,993	111	30,918
East Region	59	16,993	111	30,918

Total	1,488	$386,631	2,139	$615,611

Homes Ordered:
California	53	$16,257	132	$55,904
Nevada	15	2,694	63	16,508
West Region	68	18,951	195	72,412

Arizona	119	23,083	168	37,608
Texas	222	48,359	573	134,826
Colorado	34	9,848	23	7,046
Central Region	375	81,290	764	179,480

Florida	57	11,528	89	19,725
East Region	57	11,528	89	19,725

Total	500	$111,769	1,048	$271,617

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	For the Years Ended December 31,
	2008		2007
	Homes	Value	Homes	Value
Homes Closed:
California	581	$241,792	908	$421,220
Nevada	247	65,734	261	88,837
West Region	828	307,526	1,169	510,057

Arizona	1,084	271,646	1,718	567,888
Texas	3,217	783,835	4,164	1,043,160
Colorado	145	50,213	160	60,069
Central Region	4,446	1,105,694	6,042	1,671,117

Florida	353	91,897	476	152,967
East Region	353	91,897	476	152,967

Total	5,627	$1,505,117	7,687	$2,334,141

Homes Ordered:
California	504	$194,170	846	$372,936
Nevada	208	53,527	268	85,772
West Region	712	247,697	1,114	458,708

Arizona	884	193,299	1,203	341,140
Texas	2,632	629,639	3,427	845,348
Colorado	136	45,341	168	59,423
Central Region	3,652	868,279	4,798	1,245,911

Florida	256	57,187	378	99,446
East Region	256	57,187	378	99,446

Total	4,620	$1,173,163	6,290	$1,804,065

Order Backlog:
California	87	$33,910	164	$81,532
Nevada	25	6,453	64	18,660
West Region	112	40,363	228	100,192

Arizona	190	42,211	390	120,558
Texas	887	230,155	1,472	384,351
Colorado	44	13,265	53	18,137
Central Region	1,121	285,631	1,915	523,046

Florida	48	12,037	145	46,747
East Region	48	12,037	145	46,747

Total	1,281	$338,031	2,288	$669,965

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	2008		2007
	January 1	December 31	January 1	December 31
Active
Communities:
California	27	12	26	27
Nevada	11	12	5	11
West Region	38	24	31	38

Arizona	36	31	42	36
Texas	127	109	121	127
Colorado	6	3	6	6
Central Region	169	143	169	169

Florida	13	11	13	13
East Region	13	11	13	13

Total	220	178	213	220

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2007 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

Click here to join our email alert list: www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s outlook for homebuilding in 2009; anticipated tax refund collections in 2009; strategic actions to lower costs; belief that a reduced number of communities will result in reduced overhead; future strategy and intentions to deploy capital to acquire land in the future at attractive prices; strategy to minimize losses and return to profitability; and expectation that it will generate positive cash flow in 2009. In addition, this release includes disclosures about the potential benefits we could receive from proposed tax legislation.  There can be no assurance that such legislation will be enacted as proposed, if at all, or, that if enacted, we would ultimately realize such benefits.  Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our success in prevailing on contested tax positions and the impact of deferred tax valuation allowances; materials and labor costs; changes in the availability and pricing of real estate in the markets in which the Company operates; the ability to acquire additional land or options to acquire additional land on acceptable terms; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or financial markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our

Form 10-K for the year ended December 31, 2007, and our most recent Form 10-Q, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #